CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 18, 2003, for Access Variable Insurance Trust (the "Trust") consisting of Wells S&P REIT Index Portfolio, Foxhall Opportunity Growth Portfolio, Potomac Dow 30 Plus Portfolio, Potomac OTC Plus Portfolio, and Access U.S. Government Money Market Portfolio and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 to Access Variable Insurance Trust's Registration Statement on Form N-1A (file No. 333-103393 and 811-21312), including the references to our firm under the heading "Accountants" in the Statement of Additional Information of the Trust.

     /s/

     McCurdy & Associates CPA's, Inc.
     Westlake, Ohio
     April 18, 2003